Exhibit 10.28
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of February 4, 2019 (the “Effective Date”) and is by and between GAIN Capital Holdings, Inc., a corporation organized under the laws of Delaware (the “Company”) and Diego Rotsztain (the “Executive”).
WHEREAS, the Executive and the Company previously entered into an employment agreement dated May 5, 2015 (the “Original Effective Date”); and
WHEREAS, the parties desire to amend and restate the employment agreement on the terms and conditions set forth herein.
The parties hereto, intending to be legally bound, hereby agree as follows:
1.Employment Term. The Company hereby agrees to continue to employ the Executive and the Executive hereby agrees to continue such employment, as the Executive Vice President, Head of Corporate Development and General Counsel for the Company from the Effective Date and continuing through the third anniversary of the Effective Date, unless terminated sooner pursuant to Section 8 hereof; provided that, on the third anniversary of the Effective Date and each annual anniversary thereafter (such date and each annual anniversary thereof, a “Renewal Date”), this Agreement shall automatically extend, upon the same terms and conditions, for successive periods of one year, unless either party provides written notice of his or its intention not to extend the term of the Agreement at least 90 days prior to the applicable Renewal Date. The period during which the Executive is employed by the Company pursuant to the terms of this Agreement is referred to as the “Term”.
2.    Representations and Warranties. The Executive represents that the Executive is entering into this Agreement voluntarily and that Executive’s employment hereunder and his compliance with the terms and conditions of this Agreement will not conflict with or result in the breach of any agreement to which the Executive is a party or by which the Executive may be bound, or any legal duty that the Executive owes or may owe to another.
3.    Duties and Extent of Services.
(a)    During the Term, the Executive shall serve as the Executive Vice President, Head of Corporate Development and General Counsel of the Company and, as such, the Executive shall serve as the chief legal officer of the Company and all of its subsidiaries, with such duties, responsibilities and authority as are consistent with such position, subject to the oversight of the Board of Directors of the Company (the “Board”), and shall so serve faithfully and to the best of the Executive’s ability under the direction and supervision of the Chief Executive Officer. As an executive officer of the Company, the Executive shall be entitled to all of the benefits and protections to which all officers of the Company are entitled pursuant to the Company’s Amended and Restated Certificate of Incorporation, which shall include, but not be limited to, the rights of indemnification set forth in such Amended and Restated Certificate of Incorporation, and coverage under the Company’s directors’ and officers’ liability insurance, as are in effect from time to time.
(b)    During the Term, the Executive agrees to devote substantially his full business time, attention, and energies to the Company’s business and shall not be engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage; provided, that subject to the Executive’s compliance with Sections 14, 15 and 16 herein, the Executive may serve in charitable and civic positions and serve on corporate boards and committees of for-profit companies, in each case with the prior written consent of the Chief Executive Officer, which consent shall not be unreasonably withheld. The Executive covenants, warrants and represents that he shall devote his full and best efforts to the fulfillment of his employment obligations, and he shall exercise the highest degree of loyalty and the highest standards of conduct in the performance of his duties.
4.    Compensation.
(a)    Base Salary. The Company shall pay the Executive an annualized base salary (the “Base Salary”) to be determined by the Board’s Compensation Committee (the “Compensation Committee”), subject to the terms of this Section 4(a) and this Agreement. The Executive’s Base Salary as of the Effective Date is $425,000. The Executive’s Base Salary shall be reviewed periodically by the Compensation Committee and, in the sole discretion of the Compensation Committee, the Base Salary may be increased (but not decreased) effective as of any date determined by the Compensation Committee. The Executive’s Base Salary shall be paid in equal installments in accordance with the Company’s standard policy regarding payment of compensation to employees, which policy is as of the Effective Date to make payments two times a month. The Executive shall not receive any additional compensation from any subsidiary of the Company.
(b)    Bonus. During the Executive’s employment under this Agreement, the Company shall cause the Executive to be eligible to participate in each bonus or incentive compensation plan, program or policy maintained by the Company from time to time, in whole or in part, for the executive officers of the Company (each, an “Incentive Compensation Plan” and payments thereunder, “Incentive Compensation”). The Executive’s target and maximum compensation under, and his performance goals and other terms of participation in, each Incentive Compensation Plan shall be determined by the Compensation Committee in its sole discretion. Subject to the provisions of Section 9 and Section 10 herein, any such Incentive Compensation is not guaranteed and is contingent upon the Executive and the Company achieving established deliverables or other goals. Subject to the provisions of Section 9 and Section 10 herein, any such Incentive Compensation shall not be considered “earned” by the Executive until the Company has allocated payment to be made to the Executive for any performance period. Payment under any such Incentive Compensation Plan shall be made, if at all, after the close of the relevant performance period and by no later than March 15th of the year after the year in which the performance period ends. Notwithstanding anything herein to the contrary, to the extent permitted or required by governing law, the Compensation Committee shall have discretion to adjust Executive’s compensation for the following year to account for, or to require the Executive to repay to the Company, the amount of any Incentive Compensation to the extent the Compensation Committee or the Board determines that such Incentive Compensation was not actually earned by the Executive due to %3. the amount of such payment being based on the achievement of financial results that were subsequently the subject of a material accounting restatement that occurs within three years of such payment (except in the case of a restatement due to a change in accounting policy or simple error); %3. the Executive having engaged in fraud, gross negligence or intentional misconduct; or %3. the Executive having deliberately misled the market or the Company’s stockholders regarding the Company’s financial performance.
(c)    Equity. During the Term, the Executive will be eligible to participate in all long-term equity incentive programs made available to other executive officers and that are established by the Company for its employees, including the 2015 Omnibus Incentive Compensation Plan (or a successor thereto), at levels determined by the Compensation Committee in its sole discretion commensurate with the Executive’s position. All equity grants made to the Executive will vest in accordance with a vesting schedule that is consistent with other grants under the 2015 Omnibus Incentive Compensation Plan (or successor plan) and will be subject in all respects to the terms of the 2015 Omnibus Incentive Compensation Plan (or successor plan), the agreement evidencing such grant and, to the extent applicable, Section 9(c)(v), Section 9(c)(vi), Section 10(a)(v) and Section 10(a)(vi).

(d)    Miscellaneous. The Company shall pay on the Executive’s behalf, or reimburse the Executive for, all fees and expenses relating to %3. New Jersey State Bar licensing and other fees required to be paid in order to be permitted to practice law in the State of New Jersey; %3. national, state and other bar association and/or committee fees that relate to activities the Executive reasonably believes are necessary and appropriate to undertake relating to the practice of law; and %3. any fees and expenses required to be paid or incurred in connection with the Executive’s satisfaction of continuing legal education requirements in the State of New York and the State of New Jersey. In addition, to the extent the Executive reasonably believes it becomes necessary for the Executive to become a member of the Bar of the State of New Jersey, the Company will pay for any course or program the Executive reasonably believes is necessary for him to prepare for the New Jersey State bar exam, as well as any bar exam registration or other related fees and expenses.
5.    Benefits. During the Term, the Executive shall be entitled to participate in any and all benefit programs and arrangements generally made available by the Company to executive officers, including, but not limited to, pension plans, contributory and noncontributory welfare and benefit plans, disability plans and medical, death benefit and life insurance plans for which the Executive may be eligible during the Term. Furthermore, the Executive shall be permitted that number of days of paid time off (“PTO”) during each calendar year as, consistent with Company policy, are provided to similarly situated employees; however, in no event shall the Executive receive fewer than six weeks of PTO (30 business days). PTO may be used for vacation, professional enrichment and education. Unused PTO shall accrue from one calendar year to another consistent with Company policy. In addition, if pursuant to Section 4(d), the Executive believes it is reasonably necessary for him to prepare for and take the bar exam for the State of New Jersey, the Executive shall have up to four weeks of additional PTO, taken in advance of any such bar exam, during which he shall prepare for any such examination.
6.    Expenses. During the Executive’s employment, the Executive will be reimbursed for travel, entertainment and other out-of-pocket expenses reasonably incurred by the Executive on behalf of the Company in the performance of the Executive’s duties hereunder, so long as %2. such expenses are consistent with the type and amount of expenses that customarily would be incurred by similarly situated corporate executives in the United States; and %2. the Executive timely provides copies of receipts for expenses in accordance with Company policy.
7.    Company Policy.
(a)    The Executive acknowledges that the Executive is subject to insider information policies designed to preclude the Company’s employees from violating the federal securities laws by trading on material, nonpublic information or passing such information on to others in breach of any duty owed to the Company or any third party. The Executive shall promptly execute any agreements generally distributed by the Company or to its employees requiring employees to abide by the Company’s insider information policies.
(b)    The Executive has the right under federal law to certain protections for cooperating with or reporting legal violations to the Securities and Exchange Commission (the “SEC”) and/or its Office of the Whistleblower, as well as certain other governmental entities and self-regulatory organizations. As such, nothing in this Agreement or otherwise is intended to prohibit the Executive from disclosing this Agreement to, or from cooperating with or reporting violations to, the SEC or any other such governmental entity or self-regulatory organization, and the Executive may do so without notifying the Company. The Company may not retaliate against the Executive for any of these activities, and nothing in this Agreement or otherwise would require the Executive to waive any monetary award or other payment that the Executive might become entitled to from the SEC or any other governmental entity. Further, nothing in this Agreement or otherwise precludes the Executive from filing a charge of discrimination with the Equal Employment Opportunity Commission or a like charge or complaint with a state or local fair employment practice agency. However, once this Agreement becomes effective, the Executive may not receive a monetary award or any other form of personal relief in connection with any such charge or complaint that the Executive filed or is filed on the Executive’s behalf.
(c)    Notwithstanding any other provision of this Agreement, as provided for in the Defend Trade Secrets Act of 2016 (18 U.S.C. § 1833(b)):
(i)    The Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that:
(A)    is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or
(B)    is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.
(ii)    Without limiting the forgoing, if the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Company’s trade secrets to the Executive’s attorney and use the trade secret information in the court proceeding if the Executive:
(A)    files any document containing the trade secret under seal; and
(B)    does not disclose the trade secret, except pursuant to court order.
8.    Termination.
(a)    Disability. In accordance with applicable law, the Company may terminate the Executive’s employment at any time after the Executive becomes Disabled. As used herein, “Disabled” means the incapacity of the Executive, on more than 75% of the standard business days (Monday through Friday) over any six-month period, due to injury, illness, disease or bodily or mental infirmity, to engage in the performance of all of the essential functions of his position, in spite of any reasonable accommodation.
(b)    Death. The Executive’s employment with the Company will terminate upon the death of the Executive.
(c)    Termination with Cause. The Company may terminate the Executive’s employment at any time for Cause by providing written notice of such termination to the Executive. As used herein, “Cause” means any of the following, as determined by the Board:
(i)    the Executive’s material breach of this Agreement;
(ii)    the Executive’s gross negligence (other than as a result of disability or occurring after the Executive’s provision of notice in connection with a resignation for Good Reason) or willful misconduct in carrying out his duties hereunder, resulting in harm to the Company;
(iii)    the Executive’s material breach of any of his fiduciary obligations as an officer of the Company;
(iv)    any conviction by a court of law of, or entry of a pleading of guilty or nolo contendere by the Executive with respect to, a felony or any other crime for which fraud or dishonesty is a material element, excluding traffic violations; or
(v)    the Executive willfully or recklessly engages in conduct which is materially injurious to the Company, monetarily or otherwise.
For purposes of determining Cause, no act or omission by the Executive shall be considered “willful” unless it is done or omitted in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act or failure to act based upon: (a) authority given pursuant to a resolution duly adopted by the Board or (b) advice of counsel for the Company, shall be conclusively presumed to be done or omitted to be done by the Executive in good faith and in the best interests of the Company. In addition, as to subsections (i)-(iii) above, if the action or inaction in question is susceptible of a cure, then no finding of Cause shall occur prior to written notice to the Executive setting forth in reasonable detail the action or inaction at issue, and the Executive’s failure to cure such condition following a cure period of no less than fifteen days.
(d)    Termination Without Cause. The Company, at the direction of the Board, may terminate the Executive’s employment without Cause at any time upon no less than ninety days’ prior written notice or ninety days’ compensation and benefits pursuant to Section 4 and Section 5, respectively, in lieu of notice.
(e)    Resignation for Good Reason. The Executive may resign from his employment with the Company for Good Reason by providing written notice to the Chief Executive Officer that an event constituting Good Reason has occurred and the Executive desires to resign from his employment with the Company as a result. Other than following a Change in Control, such notice must be provided to the Chief Executive Officer by the Executive within 60 days following the initial occurrence of the event constituting Good Reason. For the avoidance of doubt, following a Change in Control, notice from the Executive to the Chief Executive Officer that an event constituting Good Reason has occurred may be provided by the Executive at any time during the 12-month period following the Change in Control that is referred to in Section 10(a) below. After receipt of such written notice, the Chief Executive Officer shall have a period of 30 days to cure such event; provided, however, the Chief Executive Officer, may, at his or her sole option, determine not to cure such event and accept the Executive’s resignation, effective 30 days following the Chief Executive Officer’s receipt of the Executive’s notice that an event constituting Good Reason has occurred. If, in the reasonable judgment of the Executive, the Chief Executive Officer does not cure the event constituting Good Reason within the requisite 30-day period, the Executive’s employment with the Company shall terminate on account of Good Reason 30 days following the expiration of the Chief Executive Officer’s cure period, unless the Chief Executive Officer determines to terminate the Executive’s employment prior to such date. As used herein, “Good Reason” means that, without the Executive’s consent, any of the following has occurred:
(i)    a material diminution in the Executive’s authority, duties, responsibilities or job title;
(ii)    a diminution in the Executive’s Base Salary; provided, however, that following the occurrence of a Change in Control, a diminution in total target compensation opportunity (including a diminution in target Incentive Compensation or a diminution in annual equity grants, in each case as compared to the corresponding amounts for the fiscal year that immediately precedes the fiscal year in which an event of Good Reason has occurred, as set forth in a notice to the Board pursuant to Section 8(e)), shall also constitute “Good Reason”;
(iii)    a relocation of the Company’s principal offices in Bedminster, New Jersey, or of the Executive’s principal office (if different), to a location that is not within the New York metropolitan area; or
(iv)    any action or inaction by the Company that constitutes a material breach by the Company of its obligations under this Agreement.
(f)    Resignation without Good Reason. The Executive may resign from his employment with the Company without Good Reason (as that term is defined in Section 8(e)) at any time upon no less than 90 days’ prior written notice to the Chief Executive Officer. Upon such notice of resignation, the Company may, at its sole option, accept the Executive’s resignation effective as of a date prior to the resignation date specified in the notice, and in such event, the earlier date will be the effective date of termination of the Executive’s employment for all purposes hereunder.
9.    Compensation Upon Termination Other than in Connection with a Change in Control.
(a)    Disability. Upon termination of employment pursuant to Section 8(a), the Executive will receive any Base Salary accrued and unpaid as of such date as well as any accrued but unused PTO and appropriate expense reimbursements. Such amounts will be paid as soon as practicable after the termination of employment. With respect to Incentive Compensation, notwithstanding any eligibility requirement that the Executive must be employed by the Company as of the date on which the Incentive Compensation is paid (A) for any unpaid Incentive Compensation relating to the fiscal year prior to the fiscal year in which the Executive’s employment is terminated (the “Termination Year”), in accordance with Section 4(b), the Executive will receive any accrued and unpaid Incentive Compensation for which he is eligible for such prior fiscal year (which amount shall be equal to the actual Incentive Compensation achieved for such fiscal year), with such amount to be paid in a lump sum as soon as practicable after the termination of employment, but not later than 30 days following the date of the Executive’s termination of employment and (B) with respect to Incentive Compensation for the Termination Year, the Executive will be eligible to receive Incentive Compensation calculated as follows: (X) the Pro Rata Ratio (as defined below) times (Y) the sum of (i) for the portion of the Incentive Compensation that would be calculated based on the Company’s achievement of operating metrics (such as, without limitation, revenue and EBITDA targets), an amount for such portion of the Executive’s Incentive Compensation derived from the Company’s achievement of operating metrics calculated based on the actual operating performance of the Company during the full calendar months in which the Executive remained employed extrapolated on a linear basis for the full fiscal year (assuming, however, for these purposes, 100% achievement of any applicable operating metrics relating to the performance of the Company’s common stock price), plus (ii) for the portion of the Incentive Compensation that would be calculated based on the Executive’s achievement of personal objectives, an amount for such portion of the Executive’s Incentive Compensation calculated based on the assumed achievement by the Executive of 100% of the Executive’s personal objectives, with such Incentive Compensation being paid in a lump sum at the time that the Incentive Compensation is payable to other executives (it being understood that if the Executive’s target Incentive Compensation has not been determined for the Termination Year, the target Incentive Compensation used to calculate the amount payable to the Executive pursuant to this Section 9(a) will be equal to the Executive’s target Incentive Compensation for the fiscal year immediately prior to the Termination Year). In addition, the Company will also pay to the Executive an amount equal to 18 months of the Executive’s monthly Base Salary, which shall be paid to the Executive in accordance with the Company’s normal payroll practices in equal installments over the 12-month period following the Executive’s last day of employment but not later than 60 days following the date of Executive’s last day of employment with the Company. The Executive’s Company equity grants (including without limitation stock options, stock units and stock awards) that are outstanding immediately prior to the Executive’s termination of employment shall be treated in accordance with the applicable grant agreement and the Company’s 2015 Omnibus Incentive Compensation Plan (or a successor plan), subject to the terms of this Agreement. The Company shall have no further obligations under this Agreement to the Executive. As used herein, the “Pro Rata Ratio” shall mean the number of full calendar months in which the Executive was employed during the Termination Year divided by 12.
(b)    Death. In the event of the Executive’s death, the Executive’s estate will receive any Base Salary accrued and unpaid as of such date as well as any accrued but unused PTO and appropriate expense reimbursements. Such amounts will be paid as soon as practicable after the termination of employment. With respect to Incentive Compensation, notwithstanding any eligibility requirement that the Executive must be employed by the Company as of the date on which the Incentive Compensation is paid (A) for any unpaid Incentive Compensation relating to the fiscal year prior to the Termination Year, in accordance with Section 4(b), the Executive’s estate will receive any accrued and unpaid Incentive Compensation for which he is eligible for such prior fiscal year (which amount shall be equal to the actual Incentive Compensation achieved for such fiscal year), with such amount to be paid in a lump sum as soon as practicable after the termination of employment, but not later than 30 days following the date of the Executive’s termination of employment and (B) with respect to Incentive Compensation for the Termination Year, the Executive’s estate will be eligible to receive Incentive Compensation calculated as follows: (X) the Pro Rata Ratio times (Y) the sum of (i) for the portion of the Incentive Compensation that would be calculated based on the Company’s achievement of operating metrics (such as, without limitation, revenue and EBITDA targets), an amount for such portion of the Executive’s Incentive Compensation derived from the Company’s achievement of operating metrics calculated based on the actual operating performance of the Company during the full calendar months in which the Executive remained employed extrapolated on a linear basis for the full fiscal year (assuming, however, for these purposes, 100% achievement of any applicable operating metrics relating to the performance of the Company’s common stock price), plus (ii) for the portion of the Incentive Compensation that would be calculated based on the Executive’s achievement of personal objectives, an amount for such portion of the Executive’s Incentive Compensation calculated based on the assumed achievement by the Executive of 100% of the Executive’s personal objectives, with such Incentive Compensation being paid in a lump sum at the time that the Incentive Compensation is payable to other executives (it being understood that if the Executive’s target Incentive Compensation has not been determined for the Termination Year, the target Incentive Compensation used to calculate the amount payable to the Executive pursuant to this Section 9(b) will be equal to the Executive’s target Incentive Compensation for the fiscal year immediately prior to the Termination Year). In addition, the Company will also pay to the Executive’s estate in a lump sum not later than 30 days following the Executive’s last day of employment an amount equal to 18 months of the Executive’s monthly Base Salary. The Executive’s Company equity grants (including without limitation stock options, stock units and stock awards) that are outstanding immediately prior to the Executive’s death shall be treated in accordance with the applicable grant agreement and the Company’s 2015 Omnibus Incentive Compensation Plan (or a successor plan), subject to the terms of this Agreement. The Company shall have no further obligations under this Agreement to the Executive’s estate.
(c)    Termination without Cause or Resignation with Good Reason Other than in Connection with a Change in Control. If, other than in connection with a Change in Control as defined in Section 10, the Company terminates the Executive’s employment without Cause pursuant to Section 8(d) or if the Executive resigns for Good Reason pursuant to Section 8(e), the Company will pay the Executive his Base Salary accrued and unpaid as of the date of termination of employment, as well as any accrued but unused PTO and appropriate expense reimbursements. Such amounts will be paid as soon as practicable after the termination of employment. In addition, subject to the Executive’s execution and nonrevocation of the general release of claims described in Section 11 below, as well as the Executive’s compliance with the restrictive covenants set forth in Sections 13 through 16 below, the Company will also pay and/or provide to the Executive the following:
(i)    severance in an amount equal to 18 months of the Executive’s monthly Base Salary (the “Severance Amount”), which shall be paid to the Executive in accordance with the Company’s normal payroll practices in equal installments over the 18-month period following Executive’s last day of employment and which shall commence as soon as administratively practicable following the expiration of the revocation period for the general release, but not later than 60 days following the date of Executive’s last day of employment with the Company;
(ii)    in accordance with Section 4(b), the Executive will receive any accrued and unpaid Incentive Compensation, for which he is eligible for the fiscal year prior to such termination (which amount shall be equal to the actual Incentive Compensation achieved for such fiscal year), with such amount to be paid in a lump sum as soon as practicable after the termination of employment, but not later than 30 days following the date of the Executive’s termination of employment;
(iii)    notwithstanding any eligibility requirement that the Executive must be employed by the Company as of the date on which the Incentive Compensation is paid, if the Executive’s employment is terminated before such date in accordance with Section 8(d) or 8(e), the Executive will be eligible to receive Incentive Compensation calculated as follows: (X) the Pro Rata Ratio times (Y) the sum of (i) for the portion of the Incentive Compensation that would be calculated based on the Company’s achievement of operating metrics (such as, without limitation, revenue and EBITDA targets), an amount for such portion of the Executive’s Incentive Compensation derived from the Company’s achievement of operating metrics calculated based on the actual operating performance of the Company during the full calendar months in which the Executive remained employed extrapolated on a linear basis for the full fiscal year (assuming, however, for these purposes, 100% achievement of any applicable operating metrics relating to the performance of the Company’s common stock price), plus (ii) for the portion of the Incentive Compensation that would be calculated based on the Executive’s achievement of personal objectives, an amount for such portion of the Executive’s Incentive Compensation calculated based on the assumed achievement by the Executive of 100% of the Executive’s personal objectives, with such Incentive Compensation being paid in a lump sum at the time that the Incentive Compensation is payable to other executives (it being understood that if the Executive’s target Incentive Compensation has not been determined for the Termination Year, the target Incentive Compensation used to calculate the amount payable to the Executive pursuant to this Section 9(c)(iii) will be equal to the Executive’s target Incentive Compensation for the fiscal year immediately prior to the Termination Year);
(iv)    an amount equal to one and a half (1.5) times the Executive’s aggregate Incentive Compensation for the Termination Year assuming (A) achievement by the Company of 100% of any applicable operating metrics (such as, without limitation, revenue, EBITDA and stock performance targets) and (B) achievement by the Executive of 100% of the Executive’s personal objectives (it being understood that if the Executive’s target Incentive Compensation has not been determined for the Termination Year, the Executive’s target Incentive Compensation for the fiscal year immediately prior to the Termination Year shall be used), which shall be paid to the Executive in accordance with the Company’s normal payroll practices in equal installments over the 12-month period following Executive’s last day of employment and which shall commence as soon as administratively practicable following the expiration of the revocation period for the general release, but not later than 60 days following the date of Executive’s last day of employment with the Company;
(v)    notwithstanding any provision to the contrary in any applicable grant agreement or the Company’s 2015 Omnibus Incentive Compensation Plan (or a successor plan), all shares subject to Company equity grants (including without limitation stock options, stock units and stock awards) that vest solely on the Executive’s continued employment with the Company for a specified period of time held by the Executive at the time of his termination date that would have vested from the date of grant through the end of the 18-month period following the Executive’s termination date if the vesting schedule for such grants were based on a monthly vesting schedule, as opposed to the vesting schedule set forth in his grant agreement, shall immediately vest in full and/or become immediately exercisable or payable on the Executive’s termination date (examples of the vesting described in this clause (v) are included on Schedule solely 1 for illustrative purposes);
(vi)    notwithstanding any provision to the contrary in any applicable grant agreement or the Company’s 2015 Omnibus Incentive Compensation Plan (or a successor plan), all shares subject to Company equity grants (including without limitation stock options, stock units and stock awards) that vest in whole or in part based on the satisfaction of performance-based or market-based conditions held by the Executive at the time of his termination date shall be treated as follows:

(A)    the number of shares subject to each such outstanding grant (the “Grant Amount”) shall be determined in accordance with the terms of the applicable grant agreement, and by applying the following performance assumptions to the target grant amount specified therein:

(1)     if such termination occurs prior to the end of the applicable measurement period for such performance-based or market-based conditions, such conditions will be deemed to have been satisfied based on achievement of 100% of target performance; and
(2)    if such termination occurs after the end of the applicable measurement period for such performance-based or market-based conditions, such conditions will be deemed to have been satisfied based on the Company’s actual performance relative to such conditions;

(B)    each such outstanding grant that would have vested from the date of grant through the end of the 18-month period following the Executive’s termination date if the vesting schedule for the applicable Grant Amount were based on a monthly vesting schedule, as opposed to the vesting schedule set forth in his grant agreement, shall immediately vest in full and/or become immediately exercisable or payable on the Executive’s termination date (examples of the vesting described in this clause (vi) are included on Schedule 1 solely for illustrative purposes); and

(vii)    to the extent permitted under applicable law, the Company will provide continued health benefits to the Executive at the same premium rates charged to other then current employees of the Company, or, at its option, waive that portion of the cost for COBRA continuation coverage that is in excess of what then current employees of the Company pay for health benefits under the Company’s plan, for the 18-month period following his termination of employment, unless the Executive is eligible to be covered by health insurance provided by a future employer.

(d)    Termination with Cause and Resignation without Good Reason. If the Company terminates the Executive’s employment with Cause pursuant to Section 8(c), if the Executive resigns without Good Reason pursuant to Section 8(f), or if the Executive is entitled to the severance benefits pursuant to Section 9(c) or Section 10(a) and either does not execute or revokes the general release of claims required pursuant to Section 11, or is in material breach of any of the covenants set forth in Section 13, 14, 15, 16 or 17 below, the Company will pay the Executive his Base Salary accrued and unpaid as of the date of termination of employment as well as any accrued but unused PTO and appropriate expense reimbursements. Such amounts will be paid as soon as practicable after the termination of employment and, following such payments, the Company shall have no further obligations under this Agreement to the Executive.
(e)    Nonrenewal of This Agreement. If the Company provides written notice of nonrenewal of this Agreement in accordance with Section 1 herein, the Executive’s termination of employment in connection with the Company’s nonenewal of this Agreement shall be deemed to be a termination of the Executive’s employment by the Company without Cause and the Executive shall be eligible for the payments and severance benefits set forth in Section 9(c) herein, subject to the provisions of Section 9(c).
10.    Change in Control.
(a)    Termination without Cause or Resignation with Good Reason in Connection with a Change in Control. If, on or within 12 months after a Change in Control, and whether or not this Agreement was not renewed in accordance with Section 1 herein, the Company or its successor terminates the Executive’s employment without Cause pursuant to Section 8(d) or if the Executive resigns for Good Reason pursuant to Section 8(e), the Executive is entitled to his Base Salary accrued and unpaid as of the date of termination of employment as well as any accrued but unused PTO and appropriate expense reimbursements. Such amounts will be paid as soon as practicable after the termination of employment. In addition, subject to the Executive’s execution and nonrevocation of the general release of claims described in Section 11 below, as well as the Executive’s compliance with the restrictive covenants set forth in Sections 13 through 16 below, the Executive shall be entitled to the following:
(i)    severance in an amount equal to 24 months of the Executive’s monthly Base Salary (the “Change in Control Severance Amount”), which shall be paid to the Executive in a lump sum as soon as administratively practicable following the expiration of the revocation period for the general release, but not later than 60 days following the date of the Executive’s last day of employment with the Company;
(ii)    in accordance with Section 4(b), the Executive will receive any accrued and unpaid Incentive Compensation, for which he is eligible, for the fiscal year prior to such termination (which amount shall be equal to the actual Incentive Compensation achieved for such fiscal year; provided, however, that if a Change in Control occurs during the fiscal year prior to such Termination Year, the Incentive Compensation to which the Executive shall be entitled with respect to the fiscal year prior to the Termination Year shall equal the target Incentive Compensation for such fiscal year), with such amount to be paid in a lump sum as soon as practicable after the termination of employment with the Company, but not later than 30 days following the date of the Executive’s termination of employment;
(iii)    notwithstanding any eligibility requirement that the Executive must be employed by the Company as of the date on which the Incentive Compensation is paid, the Executive will be eligible to receive Incentive Compensation calculated as follows: (A) if the Executive’s employment is terminated on or prior to July 31 of the Termination Year, (X) the Pro Rata Ratio times (Y) the Executive’s target Incentive Compensation for the applicable period, or (B) if the Executive’s employment is terminated after July 31 of the Termination Year, the Pro Rata Ratio times the greater of (1) the Executive’s target Incentive Compensation for such fiscal year or (2) the sum of (i) for the portion of the Incentive Compensation that would be calculated based on the Company’s achievement of operating metrics (such as, without limitation, revenue and EBITDA targets), an amount for such portion of the Executive’s Incentive Compensation derived from the Company’s achievement of operating metrics calculated based on the actual operating performance of the Company during the full calendar months in which the Executive remained employed extrapolated on a linear basis for the full fiscal year (assuming, however, for these purposes, 100% achievement of any applicable operating metrics relating to the performance of the Company’s common stock price), plus (ii) for the portion of the Incentive Compensation that would be calculated based on the Executive’s achievement of personal objectives, an amount for such portion of the Executive’s Incentive Compensation calculated based on the assumed achievement by the Executive of 100% of the Executive’s personal objectives (it being understood, in each case, that if Executive’s target Incentive Compensation has not been determined for the Termination Year, the target Incentive Compensation used to calculate the amount payable to the Executive pursuant to this Section 10(a)(iii) will be equal to the Executive’s target Incentive Compensation for the fiscal year immediately prior to the Termination Year), with such pro rata Incentive Compensation being paid in a lump sum as soon as administratively practicable following the expiration of the revocation period for the general release, but not later than 60 days following the date of the Executive’s last day of employment with the Company;
(iv)    an amount equal to two times the Executive’s aggregate target Incentive Compensation for the Termination Year (it being understood that if such target Incentive Compensation has not been determined for the Termination Year, the Executive’s target Incentive Compensation for the fiscal year immediately prior to the Termination Year shall be used), with such amount to be paid in a lump sum as soon as administratively practicable following the expiration of the revocation period for the general release, but not later than 60 days following the date of the Executive’s last day of employment with the Company;
(v)    notwithstanding any provision to the contrary in any applicable grant agreement or the Company’s 2015 Omnibus Incentive Compensation Plan (or a successor plan), any and all shares subject to Company equity grants (including without limitation stock options, stock units and stock awards) that did not vest effective as of the Change in Control and continue to vest solely on the Executive’s continued employment with the Company for a specified period of time held by the Executive at the time of his termination shall immediately vest in full and/or become immediately exercisable or payable on the Executive’s termination date;

(vi)    notwithstanding any provision to the contrary in any applicable grant agreement or the Company’s 2015 Omnibus Incentive Compensation Plan (or a successor plan), any and all shares subject to Company equity grants (including without limitation stock options, stock units and stock awards) that did not vest effective as of the Change in Control and continue to vest in whole or in part based on the satisfaction of performance-based or market-based conditions held by the Executive at the time of his termination shall be treated as follows:

(A)    the Grant Amount shall be determined in accordance with the terms of the applicable grant agreement, and by applying the following performance assumptions to the target grant amount specified therein:

(1)    if the Change in Control and such termination each occur prior to the end of the applicable measurement period for such performance-based or market-based conditions, such conditions will be deemed to have been satisfied based on achievement of 100% of target performance;
(2)    if the Change in Control occurs prior to the end of the applicable performance measurement period for such performance-based or market-based conditions and the termination occurs after the end of such measurement period, such conditions will be deemed to have been satisfied based on the greater of (1) the achievement of 100% of target performance or (2) the Company’s actual performance relative to such conditions; and
(3)    if the Change in Control and such termination each occur after the end of the applicable measurement period for such performance-based or market-based conditions, such conditions will be deemed to have been satisfied based on the Company’s actual performance relative to such conditions;
(B)    notwithstanding the vesting schedule set forth in his grant agreement, the applicable Grant Amount shall immediately vest in full and/or become immediately exercisable or payable on the Executive’s termination date; and
(vii)    to the extent permitted under applicable law, the Company will provide continued health benefits to the Executive at the same premium rates charged to other then current employees of the Company, or at its option, waive that portion of the cost for COBRA continuation coverage that is in excess of what then current employees of the Company pay for health benefits under the Company’s plan, for the 24-month period following his termination of employment, unless the Executive is eligible to be covered by health insurance provided by a future employer.

(b)    For the avoidance of doubt, Section 9(c)(v), Section 9(c)(vi), Section 10(a)(v), Section 10(a)(vi) and the provisions in the Company's 2015 Omnibus Incentive Compensation Plan (or successor or predecessor equity compensation plans, as applicable) relating to the acceleration of vesting of equity awards in the event of a Change in Control shall apply to any equity awards held by the Executive; it being understood that, in the event of a Change in Control, any equity award held by the Executive other than a stock option or a stock appreciation right (which shall be subject to the terms of the applicable equity compensation plan and award agreement thereunder) may not be cancelled without a cash payment to the Executive in an amount equal to the Fair Market Value (as defined in the 2015 Omnibus Incentive Compensation Plan) of the shares of Company Stock underlying such cancelled equity award or a grant to the Executive of an equity award of the surviving corporation (or a parent or subsidiary of the surviving corporation) of equal value.
(c)    If there is a dispute as to whether grounds triggering termination with or without Cause or resignation with or without Good Reason have occurred, in each case in connection with a Change in Control, and Executive prevails in his claim that his termination constituted a termination without Cause or a resignation with Good Reason, then any fees and expenses arising from the resolution of such dispute (including any reasonably incurred attorneys’ fees and expenses of Executive) shall be paid by the Company or its successor, as the case may be.
(d)    For purposes of this Agreement, “Change in Control” means a (i) Change in Ownership of the Company, (ii) Change in Effective Control of the Company, (iii) Change in the Ownership of Assets of the Company, in the case of each of clauses (i), (ii) and (iii), as described herein and construed in accordance with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and Treasury guidance issued thereunder (the “Code”), or (iv) a liquidation or dissolution of the Company; except that no Change in Control shall be deemed to occur as a result of a change of ownership resulting from the death of a stockholder or a transaction in which the Company becomes a subsidiary of another corporation and in which the stockholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the parent corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote).
(i)    A “Change in Ownership of the Company” shall occur on the date that any one Person acquires, or Persons Acting as a Group acquire, ownership of the capital stock of the Company that, together with the stock previously held by such Person or Group, constitutes more than 50% of the total fair market value or total voting power of the capital stock of the Company. However, if any one Person is, or Persons Acting as a Group are, considered to own more than 50% of the total fair market value or total voting power of the capital stock of the Company, the acquisition of additional stock by the same Person or Persons Acting as a Group is not considered to cause a Change in Ownership of the Company or to cause a Change in Effective Control of the Company (as described below). An increase in the percentage of capital stock owned by any one Person, or Persons Acting as a Group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock.
(ii)    A “Change in Effective Control of the Company” shall occur if in any 12-month period, (A) a Person, or Persons Acting as a Group, acquires ownership of capital stock of the Company possessing 30% or more of the total voting power of the capital stock of the Company, or (B) a majority of the members of the Board are not Continuing Directors. “Continuing Directors” means, as of any date of determination, any member of the Board who (1) was a member of the Board on the Original Effective Date or (2) was nominated for election, elected or appointed to the Board with the approval of a majority of the Continuing Directors who were members of the Board at the time of such nomination, election or appointment (either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).
(iii)    A “Change in the Ownership of Assets of the Company” shall occur on the date that any one Person acquires, or Persons Acting as a Group acquire (or has or have acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons), assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions. For this purpose, “gross fair market value” means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
(iv)    The following rules of construction apply in interpreting the definition of Change in Control:
(a)    A “Person” means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder, other than employee benefit plans sponsored or maintained by the Company and by entities controlled by the Company or an underwriter of the capital stock of the Company in a registered public offering.
(b)    Persons will be considered to be “Persons Acting as a Group” (or “Group”) if (i) they are considered to be acting as a group within the meaning of Sections 13(d)(3) and 14(d)(2) of the Exchange Act and the rules and regulations thereunder or (ii) they are owners of a corporation or other entity that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. If a Person owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a Group with other shareholders only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. Persons will not be considered to be acting as a Group solely because they purchase assets of the same corporation at the same time or purchase or own stock of the same corporation at the same time, or as a result of the same public offering.
(c)    For purposes of the definition of Change in Control, “fair market value” shall be determined by the Board.
(d)    A Change in Control shall not include a transfer to a related person as described in Code Section 409A or a public offering of capital stock of the Company.
(e)    For purposes of the definition of Change in Control, Code Section 318(a) applies to determine stock ownership. Stock underlying a vested option is considered owned by the individual who holds the vested option (and the stock underlying an unvested option is not considered owned by the individual who holds the unvested option). For purposes of the preceding sentence, however, if a vested option is exercisable for stock that is not substantially vested (as defined by Treas. Reg. § 1.83-3(b) and (j)), the stock underlying the option is not treated as owned by the individual who holds the option.
11.    Release of Claims. As a condition for the payments of the Severance Amount or the Change in Control Severance Amount and Incentive Compensation provided in Section 9(c) or Section 10(a), as well as the acceleration of equity vesting and continuation of health benefits provided pursuant to such sections of this Agreement, the Executive must execute a general release of all claims (including claims under local, state and federal laws, but excluding claims for payment due under Section 9(c) or Section 10(a) and subject to Section 7(b) and (c)) that the Executive has or may have against the Company and current and former related individuals or entities (the “Release”). The Release shall be in a form reasonably acceptable to the Company, and shall include confidentiality, cooperation, and non-disparagement provisions, as well as other terms requested by the Company that are typical of an executive severance agreement. The consideration provided for in Section 9(c) or Section 10(a) is conditioned upon and will not be paid (or be provided) until the execution of the Release and the expiration of any revocation period; provided that notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of the Executive’s execution of the Release, directly or indirectly, result in the Executive designating the calendar year of payment, and if a payment that is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year. The Company shall provide the Release to the Executive by no later than 10 days after the Executive terminates employment with the Company, and the Executive shall execute the Release during the statutory time period specified by applicable law. If the Release is not executed during the statutory time period specified by applicable law, the Company’s obligation to pay any Severance Amount, Change in Control Severance Amount or Incentive Compensation and to provide any acceleration of vesting and continued health benefits provided for in Section 9(c) or Section 10(a) pursuant to this Agreement shall terminate.
12.    Section 280G Contingent Cutback. The Executive shall bear all expense of, and be solely responsible for, all federal, state, local or foreign taxes due with respect to any payment received under this Agreement, including, without limitation, any excise tax imposed by Code Section 4999. Notwithstanding anything to the contrary in this Agreement, in the event that any payment or benefit received or to be received by the Executive pursuant to the terms of this Agreement or in connection with the Executive’s termination of employment or contingent upon a Change in Control pursuant to any plan or arrangement or other agreement with the Company or any affiliate (collectively, the “Payments”) would be subject to the excise tax imposed by Code Section 4999, as determined by the Company, then the Payments shall be reduced to the extent necessary to prevent any portion of the Payments from becoming nondeductible by the Company under Code Section 280G or subject to the excise tax imposed under Code Section 4999, but only if, by reason of that reduction, the net after-tax benefit received by the Executive exceeds the net after-tax benefit the Executive would receive if no reduction was made. For this purpose, “net after-tax benefit” means %3. the total of all Payments that would constitute “excess parachute payments” within the meaning of Code Section 280G, less %3. the amount of all federal, state, and local income taxes payable with respect to the Payments calculated at the maximum marginal income tax rate for each year in which the Payments shall be paid to the Executive (based on the rate in effect for that year as set forth in the Code as in effect at the time of the first payment of the Payments), less %3. the amount of excise taxes imposed on the Payments described in clause (i) above by Code Section 4999. If, pursuant to this Section 12, Payments are to be reduced, the parties shall determine which Payments shall be reduced in a manner so as to avoid the imposition of additional taxes under Code Section 409A.
13.    Confidentiality; Return of Company Property.
(a)    The Executive acknowledges that, by reason of Executive’s employment by the Company, Executive will have access to confidential information of the Company, including without limitation information and knowledge pertaining to products, inventions, discoveries, improvements, innovations, designs, ideas, trade secrets, proprietary information, business strategies, packaging, advertising, marketing, distribution and sales methods, sales and profit figures, employees, customers and clients, and relationships between the Company and its business partners, including dealers, traders, distributors, sales representatives, wholesalers, customers, clients, suppliers and others who have business dealings with them (“Confidential Information”). The Executive acknowledges that such Confidential Information is a valuable and unique asset of the Company and covenants that, both during and after the Term, subject to Section 7, Executive will not disclose any Confidential Information to any person or entity, except as the Executive’s duties as an employee of the Company may require, without the prior written authorization of the Board. The obligation of confidentiality imposed by this Section 13 shall not apply to Confidential Information that otherwise becomes generally known to the public through no act of the Executive in breach of this Agreement or any other party in violation of an existing confidentiality agreement with the Company, or which is required to be disclosed by court order or applicable law.
(b)    All records, designs, patents, business plans, financial statements, manuals, memoranda, lists, research and development plans and products, and other property delivered to or compiled by the Executive by or on behalf of the Company or its vendors or customers that pertain to the business of the Company shall be and remain the property of the Company, and be subject at all times to its discretion and control. Likewise, all property, including without limitation all documents, whether in computer or hard copy form, that Executive creates or receives during and as a result of his employment by the Company, shall be returned to the Company upon request and at the end of the Executive’s employment.
14.    Non-Competition. While the Executive is employed at the Company and for a period of 12 months after the termination of his employment with the Company for any reason, other than following termination without Cause or resignation for Good Reason after a Change in Control, pursuant to Section 10, in which case such period shall be six months (as applicable, the “Restricted Period”), the Executive will not, directly or indirectly, own, maintain, finance, operate, engage in, assist, be employed by, contract with, license, or have any interest in, or association with, a business or enterprise primarily engaged in or planning to be primarily engaged in, the Internet-based trading of foreign exchange or CFDs.
15.    Solicitation of Clients. During the Restricted Period, the Executive shall not, directly or indirectly, including through any other person or entity, seek business from any Client on behalf of any enterprise or business other than the Company, refer business generated from any Client to any enterprise or business other than the Company, or receive commissions based on sales or otherwise relating to the business from any Client, enterprise or business other than the Company, provided that such solicitation, if successful, would have an adverse effect on the Company. For purposes of this Agreement, “Client” means any person, firm, corporation, limited liability company, partnership, association or other entity %3. to which the Company sold or provided services during the 12-month period prior to the time at which any determination is required to be made as to whether any such person, firm, corporation, partnership, association or other entity is a Client or %3. who or which has been approached by an employee of the Company for the purpose of soliciting business for the Company and which business was reasonably expected to generate revenue in excess of $100,000 per annum.
16.    Solicitation of Employees. During the Restricted Period, the Executive, directly or indirectly, shall not contact or solicit any employee of the Company for the purpose of hiring them or causing them to terminate their employment relationship with the Company.
17.    Inventions, Ideas, Processes and Designs. All inventions, ideas, processes, programs, software and designs (including all improvements) conceived or made by the Executive during his employment with the Company (whether or not actually conceived during regular business hours) and related to the business of the Company, or the business approved by the Board to be engaged in by the Company, shall be disclosed in writing promptly to the Company and shall be the sole and exclusive property of the Company. An invention, idea, process, program, software or design (including an improvement) shall be deemed related to the actual or approved business of the Company if it (x) was made with the Company’s equipment, supplies, facilities, or Confidential Information, (y) results from work performed by the Executive for the Company, or (z) pertains to the current business or demonstrably anticipated research or development work of the Company. The Executive shall cooperate with the Company and its attorneys in the preparation of patent and copyright applications for such developments and, upon request, shall promptly assign all such inventions, ideas, processes, and designs to the Company. The decision to file for patent or copyright protection or to maintain such development as a trade secret shall be in the sole discretion of the Company, and the Executive shall be bound by such decision.
18.    Specific Performance/Remedies. The Executive acknowledges that the services to be rendered by the Executive are of a special, unique and extraordinary character and, in connection with such services, the Executive will have access to Confidential Information vital to the Company’s business. The Executive further agrees that the covenants contained in Sections 13, 14, 15, 16 and 17 are reasonable and necessary to protect the legitimate business interests of the Company. By reason of this, the Executive consents and agrees that if the Executive violates any of the provisions of Sections 13, 14, 15, 16 and 17 hereof, the Company would sustain irreparable injury and that monetary damages would not provide adequate remedy to the Company. The Executive hereby agrees that the Company shall be entitled to have Sections 13, 14, 15, 16 and 17 hereof specifically enforced (including, without limitation, by injunctions and restraining orders) by any court in the State of New Jersey having equity jurisdiction and agrees to be subject to the jurisdiction of said court. As a further and nonexclusive remedy, the Executive understands that a breach of the covenants contained in Sections 13, 14, 15, 16 and 17 above that causes material harm to the Company as reasonably determined by the Board (which determination shall be binding and final) shall eliminate the Executive’s entitlement to any further payment of the Severance Amount, Change in Control Severance Amount, Incentive Compensation, acceleration of equity vesting of equity grants and continued health benefits provided for in Section 9(c) or Section 10(a), and the Executive shall be required to return any such amounts that relate to the period of noncompliance during the Restricted Period in the event of such a breach (including, without limitation, the amount of any gain realized by the Executive upon the acceleration of equity vesting of equity grants). Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from the Executive.
19.    Complete Agreement. This Agreement embodies the entire agreement of the parties with respect to the Executive’s employment, compensation, benefits and related items and supersedes any other prior oral or written agreements, arrangements or understandings between the Executive and the Company including without limitation that certain Employment Agreement entered into as of April 13, 2012, by and between the Executive and the Company, and that certain Employment Agreement entered into as of May 5, 2015, by and between the Executive and the Company, other than the Company’s 2015 Omnibus Incentive Compensation Plan and the award agreements reflecting outstanding equity awards held by the Executive as of the date of this Agreement, each of which shall continue to control such equity awards except as expressly modified by this Agreement. This Agreement may not be changed or terminated orally but only by an agreement in writing signed by the parties hereto.
20.    Waiver. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such party.
21.    Governing Law; Assignability.
(a)    This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey without reference to the choice of law provisions thereof.
(b)    The Executive may not, without the Company’s prior written consent, delegate, assign, transfer, convey, pledge, encumber or otherwise dispose of this Agreement or any interest herein. Any such attempt shall be null and void and without effect. The Company and the Executive agree that this Agreement and all of the Company’s rights and obligations hereunder may be assigned or transferred by the Company and shall be assumed by and be binding upon any successor to the Company.
22.    Severability. If any provision of this Agreement or any part thereof, including, without limitation, Section 13, 14, 15, 16 or 17, as applied to either party or to any circumstances shall be adjudged by a court of competent jurisdiction to be void or unenforceable, the same shall in no way affect any other provision of this Agreement or remaining parts thereof, which shall be given full effect without regard to the invalid or unenforceable part thereof, or the validity or enforceability of this Agreement. In the event an arbitrator or court of competent jurisdiction deems the restrictive covenants unreasonably lengthy in time or overly broad in scope, it is the intention and agreement of the parties that those provisions which are not fully enforceable be deemed as having been modified to the extent necessary to render them reasonable and enforceable and that they be enforced to such extent.
23.    Notices. All notices to the Company or the Executive, permitted or required hereunder, shall be in writing and shall be delivered personally, by telecopier or by courier service providing for next-day delivery or sent by registered or certified mail, return receipt requested, to the following addresses:
If to the Company:
GAIN Capital Holdings, Inc.
Bedminster One
135 Route 202/206
Bedminster, New Jersey 07921
Attention: Chief Executive Officer
If to the Executive, to:
Diego Rotsztain
c/o GAIN Capital Holdings, Inc.
Bedminster One
135 Route 202/206
Bedminster, New Jersey 07921

    Either party may change the address to which notices shall be sent by sending written notice of such change of address to the other party. Any such notice shall be deemed given, if delivered personally, upon receipt; if telecopied, when telecopied; if sent by courier service providing for next-day delivery, the next business day following deposit with such courier service; and if sent by certified or registered mail, three days after deposit (postage prepaid) with the U.S. mail service.
24.    Section 409A.
(a)    This Agreement shall be interpreted to avoid the imposition of any additional taxes under Code Section 409A. If any payment or benefit cannot be provided or made at the time specified herein without incurring additional taxes under Code Section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. The preceding provisions, however, shall not be construed as a guarantee by the Company of any particular tax effect to the Executive under this Agreement. For purposes of Code Section 409A, each payment under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In no event may the Executive, directly or indirectly, designate the calendar year of payment.
(b)    To the maximum extent permitted under Code Section 409A, the cash severance payments payable under this Agreement are intended to comply with the “short-term deferral exception” under Treas. Reg. §1.409A-l(b)(4), and any remaining amount is intended to comply with the “separation pay exception” under Treas. Reg. §1.409A-l(b)(9)(iii) or any successor provision; provided, however, any amount payable to the Executive during the six-month period following the Executive’s termination date that does not qualify within either of the foregoing exceptions and is deemed as deferred compensation subject to the requirements of Code Section 409A, then such amount shall hereinafter be referred to as the “Excess Amount.” If the Executive is a “key employee” of a publicly traded corporation under Section 409A at the time of his separation from service and if payment of the Excess Amount under this Agreement is required to be delayed for a period of six months after separation from service pursuant to Code Section 409A, then notwithstanding anything in this Agreement to the contrary, payment of such amount shall be delayed as required by Code Section 409A, and the accumulated postponed amount shall be paid in a lump sum payment within 10 days after the end of the six-month period. If the Executive dies during the postponement period prior to the payment of the postponed amount, the amounts withheld on account of Section 409A shall be paid to the personal representative of the Executive’s estate within 60 days after the date of the Executive’s death. A “key employee” shall mean an employee who, at any time during the 12-month period ending on the identification date, is a “specified employee” under Code Section 409A, as determined by the Board, in its sole discretion. The determination of key employees, including the number and identity of persons considered key employees and the identification date, shall be made by the Board in accordance with the provisions of Code Sections 416(i) and 409A.
(c)    To the extent the Executive is, at the time of his termination of employment under this Agreement, participating in one or more deferred compensation arrangements subject to Code Section 409A, the payments and benefits provided under those arrangements shall continue to be governed by, and to become due and payable in accordance with, the specific terms and conditions of those arrangements, and nothing in this Agreement shall be deemed to modify or alter those terms and conditions.
(d)    “Termination of employment,” “resignation,” or words of similar import, as used in this Agreement means, for purposes of any payments under this Agreement that are payments of deferred compensation subject to Code Section 409A, the Executive’s “separation from service” as defined in Code Section 409A.
(e)    Nothing herein shall be construed as having modified the time and form of payment of any amounts or payments of “deferred compensation” (as defined under Treas. Reg. § 1.409A-l(b)(l), after giving effect to the exemptions in Treas. Reg. §§ 1.409A-l(b)(3) through (b)(12)) that were otherwise payable pursuant to the terms of any agreement between Company and the Executive in effect on or after January 1, 2005 and prior to the date of this Agreement.
(f)    All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that %3. any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), %3. the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, %3. the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and %3. the right to reimbursement is not subject to liquidation or exchange for another benefit.
25.    Withholding of Taxes and Other Employee Deductions. The Company may withhold from any benefits and payments made pursuant to this Agreement (whether actually or constructively made to the Executive or treated as included in the Executive’s income under Section 409A of the Code) all federal, state, city, foreign and other applicable taxes and withholdings as may be required pursuant to any law or governmental regulation or ruling and all other customary deductions made with respect to the Company’s employees generally.
26.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.
27.    Separation. All covenants that, by their terms, naturally would survive the termination or expiration of this Agreement, including but not limited to Sections 11, 12, 13, 14 and 15 hereof, shall survive the termination or expiration of this Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Employment Agreement as of the date first above written.

GAIN CAPITAL HOLDINGS, INC.
By:	/s/ Glenn H. Stevens
Name: Glenn H. Stevens
Title: President and Chief Executive Officer

/s/ Diego Rotsztain
Diego Rotsztain

Schedule I

Illustration of Vesting Pursuant to Section 9(c)(v):

Example 1

Grant Date:             March 15, 2018
Grant Amount:         36,000 time based restricted stock units
Vesting Schedule:         Three years (1/3 on each anniversary of grant date)
Termination Date:         June 15, 2018

Total Vested:             21,000

Step 1:    Convert vesting to a monthly schedule
36,000 units ÷ 36 months = 1,000 units per month
Step 2: Calculate vesting from grant date through 18-months following termination
3 months + 18 months = 21 months; 21 months x 1,000 units per month = 21,000

Example 2

Grant Date:             March 15, 2018
Grant Amount:         36,000 time based restricted stock units
Vesting Schedule:         Three years (1/3 on each anniversary of grant date)
Termination Date:         May 15, 2019

Total Vested:	32,000 (12,000 of which would have vested in the ordinary course on March 15, 2019 and 20,000 of which accelerate in connection with the termination on May 15, 2019)

Step 1:    Convert vesting to a monthly schedule
36,000 units ÷ 36 months = 1,000 units per month
Step 2: Calculate vesting from grant date through 18-months following termination
14 months + 18 months = 32 months; 32 months x 1,000 units per month = 32,000

Illustration of Vesting Pursuant to Section 9(c)(vi):

Example 1

Grant Date:             March 15, 2018
Target Grant Amount:         36,000 performance based restricted stock units
Measurement Period:        Fiscal years 2018 and 2109

Performance Adjustment:	Target grant amount multiplied by % of performance target achieved
Vesting Schedule:         Three years (2/3 on 2nd anniversary of grant date, 1/3 on 3rd anniversary)
Termination Date:         June 15, 2018

Total Vested:             21,000

Step 1:    Identify Grant Amount
Termination before end of applicable measurement period results in deemed achievement of 100% of target performance
36,000 units x 100% achievement = 36,000 units
Step 2:    Convert vesting to a monthly schedule
36,000 units ÷ 36 months = 1,000 units per month
Step 3: Calculate vesting from grant date through 18-months following termination
3 months + 18 months = 21 months; 21 months x 1,000 units per month = 21,000

Example 2

Grant Date:             March 15, 2018
Target Grant Amount:         36,000 performance based restricted stock units
Measurement Period:        Fiscal years 2018 and 2109

Performance Adjustment:	Target grant amount multiplied by % of performance target achieved
Vesting Schedule:         Three year (2/3 on 2nd anniversary of grant date, 1/3 on 3rd anniversary)
Termination Date:         May 15, 2020

Total Vested:	28,800 (19,296 of which would have vested in the ordinary course on March 15, 2020 and 9,504 of which accelerate in connection with the termination on May 15, 2020)

Step 1:    Identify Grant Amount
Termination after end of applicable measurement period results in calculation based on actual performance (assume 80% achievement for purposes of this example)
36,000 units x 80% achievement = 28,800 units
Step 2: Convert vesting to a monthly schedule
28,800 units ÷ 36 months = 800 units per month
Step 3: Calculate vesting from grant date through 18-months following termination
26 months + remaining 10 months = 36 months; 36 months x 800 units per month = 28,800